EXHIBIT 10.91

                        SETTLEMENT AGREEMENT

          SETTLEMENT AGREEMENT, dated as of September 23, 1994, among NICOLE ESKENAZI, a resident of New York, New York ("Eskenazi"), BERNARD CHAUS, INC., a New York corporation ("Chaus, Inc."), JOSEPHINE CHAUS, a resident of New York, New York
("J. Chaus"), and RICHARD A. BAKER, a resident of New York, New
York ("Baker").
          WHEREAS, Eskenazi and Chaus, Inc. entered into a letter agreement dated as of July 22, 1991, which set forth the terms pursuant to which Eskenazi was to be employed by Chaus, Inc. for a period of three years, concluding on July 31, 1994 (the "Employment Agreement"),
          WHEREAS, Eskenazi was employed by Chaus, Inc., as an executive of that Company pursuant to the Employment Agreement, from August 1, 1991 until a date prior to January 13, 1994, at Eskenazi's employment with Chaus, Inc. was terminated and Chaus, Inc. continued to make salary payments to Eskenazi, at the base rate set forth in the Employment Agreement, until May 20, 1994, at which date Chaus, Inc. terminated such payments;
          WHEREAS, Chaus and Baker are officers and employees of Chaus, Inc., and acted in their corporate capacity in connection with the termination of Eskenazi's employment with Chaus, Inc.;
          WHEREAS, Eskenazi is a shareholder of Chaus, Inc.; WHEREAS, Eskenazi commenced an action on June 8, 1994 in
Supreme Court of the State of New York for New York County, entitled Nicole Eskenazi v. Bernard Chaus, Inc., Josephine Chaus and Richard A. Baker, Index No. 94/116595 (the "Action"), wherein Eskenazi sought relief for breach of contract on the ground that the defendants had allegedly breached the Employment Agreement and for tortious conduct of the defendants by allegedly terminating her employment in violation of Section 290 of Article 15 of the New York Executive Law, allegedly causing compensable injuries to Eskenazi; and
          WHEREAS, the parties hereto desire to settle the dispute
among them.
          NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, the parties hereto agree as follows:
          1. The Closing of this Agreement (the "Closing") shall take place on September 30, 1994, at a time and place to be agreed upon by the parties.
          2. At the Closing, Chaus, Inc. shall pay to Eskenazi the sum of two hundred twenty thousand dollars ($220,000.00) in consideration of and in full settlement of any and all claims of Eskenazi to salary, bonuses, salary increases or benefits under the Employment Agreement. Chaus, Inc. shall treat the payment under this Section 2 as salary, deducting therefrom (a) federal and state income tax withholding at the minimum rates provided by law or regulation with respect to lump sum payments by employers to employees; (b) any and all payroll taxes required to be deducted from lump sum salary payments by employers to employees; and (c) the maximum contribution to the retirement savings plan maintained by Chaus, Inc. for its employees, pursuant to Section 401 of the U.S. Internal Revenue Code permitted to be deducted for Federal income tax purposes by Eskenazi (the "401(k) Contribution"). The amount provided for the 401(k) Contribution shall be credited to Eskenazi's account in Chaus, Inc.'s retirement savings plan maintained pursuant to Section 401 of the U.S. Internal Revenue Code, and shall be subject to matching contributions by Chaus, Inc. to the same extent and on the same basis of contributions of other employees of Chaus, Inc. made to that retirement savings plan during the year 1994.
          3. At the Closing, Chaus, Inc. shall pay to Eskenazi the sum of one hundred thirty thousand dollars ($130,000.00), in consideration of, and solely for the purpose of compromising and settling Eskenazi's claim in the Action for tortious conduct and for the alleged injuries to Eskenazi caused thereby. Said amount shall be paid without set-off or deduction of any kind or character.
          4. Chaus, Inc. and Eskenazi may release a statement regarding Eskenazi's departure from Chaus, Inc., in the form set forth as Exhibit A hereto, provided that the party releasing the statement shall give prior notice to all other parties of the contents of any statement to be released to the public. Other than what is set forth in that statement, none of the parties hereto shall make any statements or comments to any third parties regarding Eskenazi's departure from Chaus, Inc. or the reasons for her departure, except (a) Eskenazi may explain her departure to prospective employers (or their agents) on terms consistent with that statement; (b) Chaus, Inc. will respond to inquiries directed to the current Director of personal, by confirming the dates of Eskenazi's employment with Chaus, Inc., the positions that she held, and the basis for her departure from employment with that company as set forth in the statement annexed as Exhibit A hereto;
(c) Chaus, Inc. may make any statements that may be required in its proxy statement or any other required public disclosure, provided that they are not inconsistent with the substance of the statement annexed as Exhibit A hereto; and (d) to their legal or accounting advisors to the extent necessary in connection with the performance of those advisor's professional obligations, and to the extent
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necessary to respond to law, regulation or administrative or court order or directive. In addition, Chaus, Inc. shall provide a letter of reference for Eskenazi in the form set forth in Exhibit
B hereto, and shall direct such letter of reference to such persons or entities as Eskenazi may reasonably request.
          5. Eskenazi hereby acknowledges that any and all stock options that Eskenazi holds for the stock of Chaus, Inc. have expired and that she has no right to exercise such options. To the extent that Eskenazi holds stock options for the stock of Chaus, Inc. that may not have expired, she hereby cancels and gives up any such stock options. Eskenazi shall have no rights with respect to any stock options for the stock of Chaus, Inc. under Chaus, Inc.'s Stock Option Plan or under the Employment Agreement.
          6. Eskenazi hereby acknowledges that she received all required information regarding her COBRA rights with respect to continued participation in any health insurance plans offered to employees of Chaus, Inc., and hereby acknowledges that she declined to exercise any such rights. Eskenazi agrees that she will not seek to participate in any health insurance plan offered to employees of Chaus, Inc.
          7. (a) Eskenazi hereby covenants that she shall not institute any action or suit in law or in equity against J. Chaus, Baker or Chaus, Inc.'s directors, officers, agents or representatives, nor institute, prosecute, participate in or voluntarily cooperate with, directly or indirectly, any way in the institution or prosecution of any claim, demand, action or cause of action against said parties for damages, losses, injunctive relief, costs, expenses or compensation for or on account of any damage, loss or injury, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, arising out of or relating to Eskenazi's ownership of stock and stock options of Chaus, Inc., or the management and operations of Chaus, Inc., or the financial performance of Chaus, Inc. or of the stock of Chaus, Inc. Nothing contained in this subparagraph (a) of Section 7 shall prohibit Eskenazi from truthfully responding to any subpoena or to any investigative demand issued by any governmental body or entity, or shall preclude her from sharing exclusively as a group or class member in any recovery obtained or awarded to shareholders of Chaus, Inc. or to any group or class of shareholders of Chaus, Inc. to the extent she would otherwise be eligible therefore, provided that she shall otherwise have complied with the terms of this
Section 7.
               (b) Chaus, Inc., Chaus and Baker hereby covenant that they will not institute any action or suit in law or in equity against Eskenazi, her heirs, executors, administrators, successors or assigns, nor institute, prosecute, participate in or voluntarily cooperate with, directly or indirectly, any way in the institution or prosecution of any claim, demand, action or cause of action against Eskenazi for damages, losses, injunctive relief, costs, expenses or compensation for or on account of any damage, loss or injury, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, arising out of or relating to Eskenazi's employment with Chaus, Inc., except as to the surviving terms of the Employment Agreement described in
Section 10 hereof.  Nothing contained in this subparagraph (b) of
Section 7 shall prohibit Chaus, Inc., Chaus or Baker from truthfully responding to any subpoena or to any investigative demand issued by any governmental body or entity.
          8. Eskenazi shall not initiate any contact with any employees of Chaus, Inc. regarding Eskenazi's dispute with the parties hereto, the terms of this Settlement Agreement, the operations, business activities and management of Chaus, Inc. or the June 15 Letter.
          9. The parties hereto shall enter into a stipulation dismissing the Action with prejudice, with the parties to bear their own costs, in the form annexed hereto as Exhibit C. Upon payment to Eskenazi pursuant to Sections 2 and 3 hereof, Eskenazi shall file said stipulation forthwith with the Clerk of the County of New York.
          10. Simultaneously with the payment to Eskenazi pursuant to Sections 2 and 3 hereof, the parties hereto shall exchange general releases in the form annexed hereto as Exhibit D. Said general releases shall release the respective parties from any and all claims that they may have against each other, except that Chaus, Inc. shall not release Eskenazi with respect to her continuing obligations under Section 6 of the Employment Agreement regarding (a) Chaus, Inc.'s confidential information (as defined therein), (b) the solicitation of any present or future Chaus, Inc. employee during such time as such individual is in the employ of Chaus, Inc., (c) the solicitation of any Chaus, Inc. supplier, to the extent that knowledge of the existence of said supplier is confidential and not ascertainable from sources other than Eskenazi's experience at Chaus, Inc., (d) Chaus, Inc. proprietary documents and trade secrets. Chaus, Inc. waives its rights under
Section 6(b) of the Employment Agreement with respect to the noncompetition clause, and releases Eskenazi from any obligations thereunder. Notwithstanding any other provision or statement contained in this Agreement or in the Employment Agreement, the time periods provided for under section 6(b) of the Employment Agreement applicable with respect to the obligations of Eskenazi remaining in effect as a result of the preceding sentence shall expire on March 31, 1995. Eskenazi hereby acknowledges that she has the right to consider whether to execute her General Release for a period of twenty-one (21) days after the date of this Settlement Agreement, and acknowledges that she has the right to execute the General Release no later than October 7, 1994. The
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General Release signed by Eskenazi shall become effective,
enforceable and irrevocable seven (7) days after the date on which Eskenazi signs it. During such 7-day period, Eskenazi may revoke the General Release, but such revocation shall be conditioned upon revocation of the Settlement Agreement and all Eskenazi's rights thereunder, including any right to receive payment pursuant to Sections 2 and 3 hereof.
          11. This Settlement Agreement does not constitute an admission of liability or wrongdoing by any of the parties hereto.
          12. This Settlement Agreement shall not be filed with the Clerk of the County of New York, and the parties hereto shall not disclose the terms of this Settlement Agreement to any individual or entity without the prior written consent of all the parties hereto, except as may be otherwise required by law, including with respect to the proxy statement that Chaus, Inc. must prepare in connection with its annual meeting. In the event that any party receives a subpoena, an order or other compulsory request directing the disclosure of the terms of this Settlement Agreement, such party shall advise all the other parties hereto of such subpoena, order or request no later than ten (10) days before the time by which such party must comply with such order, subpoena or request in order to permit the other parties hereto to take any action, as they may deem appropriate, to prevent the disclosure of the terms of this Settlement Agreement.
          13. Any notices under this Settlement Agreement shall be sent to the parties by hand delivery or by pre-paid registered mail, return receipt requested, as follows:
          (a)  if to Eskenazi to:
               Ms. Nicole Eskenazi
               363 East 76th Street
               Apartment 12 F
               New York, N.Y.  10021
               with a copy to:
               Davis, Scott, Weber & Edwards, P.C.
               100 Park Avenue
               New York, N.Y.  10017
               Attention:  David Dunn, Esq.
          (b)  if to Chaus, Inc. to:
               Bernard Chaus, Inc.
               1410 Broadway
               New York, New York  10018
               Attn: Josephine Chaus
               with a copy to:
               Cadwalader, Wickersham & Taft
               100 Maiden Lane
               New York, New York  10038
               Attn: H. Peter Haveles, Jr.
               ("Cadwalader")
          (c)  if to J. Chaus to:
               Ms. Josephine Chaus
               c/o Bernard Chaus, Inc.
               1410 Broadway
               New York, New York  10018
               with a copy to:
               Cadwalader
          (d)  if to Baker to:
               Mr. Richard A. Baker
               c/o Bernard Chaus, Inc.
               1410 Broadway
               New York, New York  10018
               with a copy to:
               Cadwalader

Any such notice shall be effective upon delivery by hand or three business days after mailing. The place for notice may be altered by any party in anotice that conforms to this section.
          14. This Settlement Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all agreements and understandings prior hereto. No modification or revision hereof shall have any force or effect unless in writing and executed by the parties hereto, provided, however, that matters relating to obligations as between Eskenazi and Chaus, Inc. only may be modified or revised in a writing executed by those parties without the consent of J. Chaus or Baker.
          15. This Settlement Agreement shall be governed by the laws of the State of New York, without reference to choice of law principles.
          16. This Settlement Agreement may be executed in one or more identical counterparts, each of which shall constitute an original document, and all of which, taken together, shall constitute one and the same instrument.
          17. Chaus, Inc. represents and warrants to Eskenazi that all necessary corporate formalities and approvals in connection with this Settlement Agreement and the performance thereof have been or will be obtained, and that the person executing this Settlement Agreement on behalf of Chaus, Inc. is duly authorized to do so and to bind that company with respect to the provisions hereof.
          18. Each of the parties to this Settlement Agreement represents and warrants to the others that it has been advised by and has consulted with counsel of its choosing in connection with the negotiation and execution of this Settlement Agreement and understands and agrees to the rights and obligations conferred and surrendered by this Settlement Agreement.

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          IN WITNESS WHEREOF, the parties have duly executed this
Settlement Agreement as of the date first written above.

                              __________________________________
                              NICOLE ESKENAZI

                              BERNARD CHAUS, INC.

                              By:________________________________
                              Title:

                              ___________________________________
                              JOSEPHINE CHAUS

                              ___________________________________
                              RICHARD A. BAKER